UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 23, 2021

SPRAGUE RESOURCES LP
(Exact name of registrant as specified in its charter)

Delaware	001-36137	45-2637964
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
185 International Drive
Portsmouth, NH 03801
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (800) 225-1560
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units Representing Limited Partner Interests	SRLP	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2021, John A. Shapiro was appointed as a director on the board of directors (the “Board”) of Sprague Resources GP LLC, the general partner (the “General Partner”) of Sprague Resources LP (the “Partnership”). On June 24, 2021, Mr. Shapiro was also appointed as a member of the audit committee and the conflicts committee of the Board. The appointment of Mr. Shapiro will increase the size of the Board to nine members and increase the size of each of the audit committee and the conflicts committee of the Board to three members.
The Board has determined that Mr. Shapiro qualifies as an independent director under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the applicable listing standards of the New York Stock Exchange (“NYSE”) and that Mr. Shapiro satisfies the financial literacy and other requirements for audit committee members under the rules and regulations of the SEC and applicable NYSE Rules.
Mr. Shapiro has more than 35 years of experience in the banking and energy industries. Mr. Shapiro currently serves, and has served since November 2009, as a director on the board of Blueknight Energy Partners, L.P., a master limited partnership headquartered in Tulsa, Oklahoma. Since December 2015, Mr. Shapiro has served as a senior advisor to Mountain Capital Partners, LLC, a Houston-based private equity firm focused on upstream E&P investments. Additionally, he currently serves, and has served since December 2009, as a member of the board of Citymeals-on-Wheels. Mr. Shapiro was an officer at Morgan Stanley & Co., where he served from November 1984 to December 2008 in various capacities, ultimately as Global Head of Commodities and a member of the firm's Management Committee. While an officer at Morgan Stanley, Mr. Shapiro participated in the successful acquisitions of TransMontaigne Inc. and Heidmar Inc. and served as a member of the board of directors of both companies. Prior to joining Morgan Stanley & Co., Mr. Shapiro worked for Conoco, Inc. and New England Merchants National Bank. Mr. Shapiro has been a lecturer at Princeton University, Harvard University School of Government, HEC Business School (Paris, France) and the Oxford University Energy Program (Oxford, UK). Mr. Shapiro received his Master of Business Administration from Harvard University and a bachelor’s degree in economics from Princeton University. We believe that Mr. Shapiro’s leadership skills, financial expertise and industry expertise gained while serving on the board of other energy companies, among other factors, qualify him to serve as a member of the Board.
There are no family relationships between Mr. Shapiro and any of the directors or executive officers of the General Partner. There are no understandings or arrangements between Mr. Shapiro and any other person pursuant to which Ms. Shapiro was selected to serve as a director of the Board. There are no relationships between Mr. Shapiro and the Partnership or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K. Mr. Shapiro is not involved in any legal proceedings required to be disclosed pursuant to Item 401(f) of Regulation S-K.
Mr. Shapiro will receive an annual retainer of $60,000, paid in quarterly installments as well as an annual award of the number of fully vested common units representing limited partner interests in the Partnership having a grant date fair value of approximately $60,000, which will be pro-rated for time served during the year. Mr. Shapiro will receive an additional annual retainer totaling $10,000 for his memberships on the audit committee and conflicts committee, paid in quarterly installments. Mr. Shapiro will be reimbursed for out-of-pocket meeting expenses, receive liability insurance coverage and be fully indemnified by the Partnership for actions associated with being a director to the fullest extent permitted under Delaware law.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

EXHIBIT    DESCRIPTION
104        Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRAGUE RESOURCES LP

By:	Sprague Resources GP LLC, its General Partner

By:	/s/ Paul A. Scoff
Paul A. Scoff
Vice President, General Counsel, Chief Compliance Officer & Secretary

Dated: June 24, 2021